Exhibit 99.1

Verrica Pharmaceuticals Reports First Quarter 2026 Financial Results

– Company reports record demand for YCANTH® as dispensed applicator units grew to 15,302 in Q1 2026, up 12.1% over the previous quarter and 51.3% year-over-year, and has now exceeded 100,000 dispensed applicator units since launch –

– Company announces achievement of over 50% of current targeted enrollment in the first trial in global Phase 3 common warts program and expects to initiate the second trial in the US and Japan in mid-2026 –

– Company reports total revenue of $5.0 million in Q1 2026, including U.S. YCANTH net product revenue of $4.3 million in Q1 2026, up 16.2% over previous quarter and 25.4% year-over-year –

– YCANTH commercial launch in Japan by partner Torii Pharmaceutical represents expansion into first ex-U.S. market –

– Company continues preparation for Phase 3 study of VP-315 in basal cell carcinoma –

– Conference call scheduled for today, May 12, 2026, at 4:30 pm ET –

WEST CHESTER, PA – May 12, 2026 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a therapeutics company developing and commercializing medications for the treatment of dermatological diseases, including skin cancers, today announced financial results for the first quarter ended March 31, 2026.

“Our first quarter performance reflects accelerating growth in market demand for YCANTH as the new standard of care for the treatment of molluscum contagiosum, a condition that impacts approximately 6 million people in the United States alone,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica. “As the only FDA-approved, HCP-administered therapy for molluscum, YCANTH is a product that is uniquely positioned to address the unmet need of patients with molluscum, largely children under the age of 14. Demand for YCANTH grew sharply during the first quarter, as we set new records for dispensed applicator units during the quarter and in the month of March. April dispensed applicator units increased further from the record total in March, and the Company has achieved the milestone of over 100,000 total dispensed applicator units since launch. We have also achieved another significant milestone in expanding to new markets as our partner, Torii Pharmaceutical, launched YCANTH in Japan for patients with molluscum following regulatory approval last year.”

“We are beginning to realize the traction from the efforts we began to implement last year to stabilize and grow our business. Alongside the growth in demand for YCANTH, we believe Verrica’s future growth is enhanced by the potential of our late-stage clinical programs in basal cell carcinoma and common warts, which we believe could represent multi-billion dollar opportunities if these programs successfully complete their development and are approved,” Dr. Rieger continued. “The exciting data from the Phase 2 study of our novel oncolytic peptide, VP-315, for the treatment of basal cell carcinoma is generating strong interest within the dermatology and oncology communities and among patients faced with treating basal cell carcinoma. Further, last December the first patient was dosed in the first trial (COVE-2) of the global Phase 3 program evaluating YCANTH (VP-102) for the treatment of common warts, and we are happy to announce achievement of over 50% of the current targeted enrollment in the trial. We expect the second Phase 3 trial (COVE-3) in the common warts program, with sites in both the U.S. and Japan, will be initiated in mid-2026. If successful, the global Phase 3 program in common warts has the potential to greatly expand the market for YCANTH to an indication with an estimated 22 million patients in the United States. The efforts we are undertaking in commercializing YCANTH for molluscum lay the foundation for an efficient and rapid expansion into common warts, if approved, as there will be a significant overlap in the clinicians treating both indications who would have the ability to access the product for both patient populations through the same distribution channels.”

Dr. Rieger concluded, “we are proud of our progress in establishing YCANTH as the new standard of care for molluscum and of our work to expand our products, indications and markets. Collectively, our commercially available asset and pipeline programs, if successful, could represent significant benefits for patients and value for our company and our shareholders.”

Conference Call and Webcast Information

The Company will host a conference call on Tuesday, May 12, 2026, at 4:30 pm, to discuss its first quarter 2026 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-833-316-2483

International Dial-In Number: 1-785-838-9284

Conference ID: VERRICA

Participants can use Guest dial-in #s above and be answered by an operator.

Webcast:

https://viavid.webcasts.com/starthere.jsp?ei=1758586&tp_key=307852c58b

The call will be broadcast live over the Web and can also be accessed on Verrica Pharmaceuticals’ website: www.verrica.com.

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Business Highlights and Recent Developments

YCANTH® (VP-102)

•

During the first quarter of 2026, YCANTH dispensed applicator units totaled 15,302, representing a year-over-year increase of approximately 51.3% from the first quarter of 2025. On a sequential basis, YCANTH dispensed applicator units increased approximately 12.1% from the prior quarter. In the first quarter of 2026, while January was likely impacted by winter weather across the East Coast, dispensed applicator units per selling day rebounded sharply in February and March, setting a record monthly high since launch in March.

•

On February 9, 2026, the Company announced the commercial launch of YCANTH in Japan by its partner, Torii Pharmaceutical Co. Ltd. (“Torii”), a wholly-owned subsidiary of Shionogi & Co., Ltd., for the treatment of molluscum.

•

On January 7, 2026, the Company announced that the first patient was dosed in December 2025 in the first trial (COVE-2) of our global Phase 3 program evaluating YCANTH (VP-102) for the treatment of common warts. If the Phase 3 program is successful, YCANTH could become the first therapy approved in either the United States or Japan for the treatment of common warts, a condition that impacts over 22 million people in the United States alone. The Company has retained full commercial rights for all potential YCANTH indications outside of Japan and believes that YCANTH for common warts could represent a substantial commercial and licensing opportunity.

VP-315

•

On May 5, 2026, the Company announced that it will present data from its Phase 2 study of its novel oncolytic peptide, VP-315, for the treatment of basal cell carcinoma in a late-breaking abstract selected for oral presentation at the upcoming 2026 Society for Investigative Dermatology (SID) Annual Meeting, which will take place from May 13-16, 2026, in Chicago, Illinois. Data from the Company’s Phase 2 study will highlight an observed abscopal-like effect of VP-315 in non-treated basal cell carcinoma lesions.

CORPORATE

•

On February 12, 2026, the Company announced the appointment of Chris Chapman as its Chief Commercial Officer. Mr. Chapman brings over 25 years of commercial experience in the pharmaceutical industry to Verrica, and most recently served as Chief Commercial Officer at Dermavant Sciences through its acquisition by Organon, where he played an instrumental role in launching VTAMA® (tapinarof) cream, 1%, approved for adult plaque psoriasis in June 2022 and atopic dermatitis in December 2024.

First Quarter 2026 Financial Results

•	Total revenue for the three months ended March 31, 2026, was $5.0 million.

•

U.S. YCANTH product revenue, net was $4.3 million for the quarter ended March 31, 2026, compared to net product revenue of $3.4 million for the quarter ended March 31, 2025. The increase in product revenue, net was primarily related to an increase in deliveries of YCANTH to Verrica’s distribution partners commensurate with an increase in dispensed applicator unit volume.

•

License and collaboration revenue was $0.7 million for the quarter ended March 31, 2026, consisting primarily of commercial supply for Torii’s YCANTH launch in Japan. License and collaboration revenue was not material for the three months ended March 31, 2025.

•

Costs of product revenue were $0.5 million for the quarter ended March 31, 2026, compared to $0.4 million for the quarter ended March 31, 2025, consisting primarily of product costs related to the sale of YCANTH.

•

Selling, general and administrative expenses were $10.0 million for the quarter ended March 31, 2026, compared to $8.8 million for the same period in 2025. Excluding the impact of stock-based compensation, the increase of $1.3 million was primarily due to increased commercial spend, related to the expansion of the sales force.

•

Research and development expenses were $3.9 million for the quarter ended March 31, 2026, compared to $2.3 million for the same period in 2025. Excluding the impact of stock-based compensation, the increase was primarily attributable to costs associated with the Phase 3 program for common warts. The expense for the Phase 3 common warts program did not impact Verrica’s cash balance, as the first $40 million of payments for this program will be made by Torii under the Company’s collaboration and license agreement.

•

Interest income was $0.2 million for the quarter ended March 31, 2026, compared to $0.3 million for the quarter ended March 31, 2025. The decrease in interest income was primarily due to lower cash balances.

•

Interest expense was $0.2 million for the quarter ended March 31, 2026, compared to $2.2 million for the same period in 2025. The decrease of $2.0 million was related to the settlement and termination of the Company’s debt facility in November 2025.

•	For the quarter ended March 31, 2026, net loss was $9.7 million, or $0.45 per share, compared to a net loss of $9.7 million, or $1.03 per share, for the same period in 2025.

•	For the quarter ended March 31, 2026, non-GAAP net loss was $8.8 million, or $0.41 per share, compared to a non-GAAP net loss of $8.3 million, or $0.88 per share, for the same period in 2025.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Verrica also excludes certain other one-time expenses and impacts from change in fair value of derivative liability. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH is the first and only healthcare professional-administered product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH was a safe and effective therapeutic for the treatment of molluscum. Approximately 250 million lives are eligible to receive YCANTH covered by insurance. Commercially insured patients pay just $25 per YCANTH treatment visit, for up to two applicators. Other uninsured patients may be eligible to receive YCANTH at a reduced cost if certain eligibility requirements are met for patient assistance. Please visit YCANTHPro.com for additional information.

About VP-315 (ruxotemitide)

VP-315 is a potential first-in-class oncolytic chemotherapeutic peptide immunotherapy administered directly into a tumor to induce immunogenic cell death and thereby unleashing a broad spectrum of tumor antigens for T cell responses, which may offer a non-surgical option for patients suffering from skin cancer. The technology is based on pioneering research in “host defense peptides” – nature’s first line of defense towards foreign pathogens. Verrica holds an exclusive worldwide license to develop and commercialize VP-315 for certain dermatologic oncology indications, including non-metastatic melanoma and non-metastatic merkel cell carcinoma, and intends to focus initially on basal cell and squamous cell carcinomas as the lead indications for development. VP-315 has demonstrated positive tumor-specific immune cell responses in multi-indication Phase 1/2 oncology trials.

About Verrica Pharmaceuticals Inc.

Verrica is a therapeutics company developing and commercializing medications for the treatment of dermatological diseases, including skin cancers. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only healthcare professional-administered treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma ASA to develop and commercialize VP-315 (ruxotemitide, formerly known as LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about the commercialization of YCANTH, the clinical development and benefits of Verrica’s product candidates, including YCANTH (VP-102) and VP-315, the development and regulatory plans for YCANTH, and the timing of initiating the second Phase 3 study of YCANTH for common warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2025, Verrica’s Quarterly Reports on Form 10-Q and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Selected Statements of Operations Data

(in thousands except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenue
Product revenue, net	$4,290	$3,422
License and Collaboration revenue	733	17

Total revenue	5,023	3,439

Operating Expenses:
Cost of product revenue	544	423
Cost of collaboration revenue	345	14
Selling, general and administrative	9,989	8,848
Research and development	3,860	2,284

Total expenses	14,738	11,569

Loss from operations	(9,715)	(8,130)
Interest income	201	337
Interest expense	(160)	(2,203)
Change in fair value of derivative liability	—	254
Other expense	(8)	—

Net loss	$(9,682)	$(9,742)

Net loss per share
Basic and diluted	$(0.45)	$(1.03)

Weighted average common shares outstanding
Basic and diluted	21,305,025	9,483,734

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheets Data

(in thousands)

	March 31,	December 31,
	2026	2025
Cash	$20,600	$30,147
Accounts receivable	7,813	5,397
Deferred R&D services, current portion	1,374	1,958
Inventory	1,974	2,236
Prepaid expenses and other assets	2,368	2,801

Total current assets	34,129	42,539
Deferred R&D services, non-current portion	2,354	2,354
PP&E, Lease right-of-use asset, other	2,303	2,238

Total assets	$38,786	$47,131

Current Liabilities	16,917	17,322
R&D funding liability	5,814	5,066

Total liabilities	22,731	22,388
Total stockholders’ equity	16,055	24,743

Total Liabilities & Stockholders’ Equity	$38,786	$47,131

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31, 2026
	Loss from Operations	Net loss	Net loss per share (basic and diluted)
GAAP	$(9,715)	$(9,682)	$(0.45)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	593	593	0.03
Stock-based compensation - Research & Development (a)	276	276	0.01
Stock-based compensation - Cost of Product (a)	14	14	0.00
Stock-based compensation - Cost of Collaboration (a)	14	14	0.00

Adjusted	$(8,818)	$(8,785)	$(0.41)

	Three Months Ended March 31, 2025
	Loss from Operations	Net loss	Net loss per share
GAAP	$(8,130)	$(9,742)	$(1.03)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	785	785	0.08
Stock-based compensation - Research & Development (a)	241	241	0.03
Derivative liability change in value (b)		(254)	(0.03)
Non-cash interest expense (b)		668	0.07

Adjusted	$(7,104)	$(8,302)	$(0.88)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest expenses and derivative liability change in value are excluded because Verrica believes such exclusions facilitate an understanding of the effects of the debt service obligation on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Interim Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com